Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Xoom Corporation:

We consent to the inclusion in the registration statement (No. 333-190548) on Form S-1 of Xoom Corporation and subsidiary of our report dated February 1, 2013, with respect to the consolidated balance sheets of Xoom Corporation and subsidiary as of December 31, 2011 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, included therein and to the reference to our firm under the heading “Experts.”

/s/    KPMG LLP

San Francisco, California

September 10, 2013